SELECTIVE WAIVER AGREEMENT BY AND BETWEEN ALPHARMA, INC. , AND TEVA PHARMACEUTICAL INDUSTRIES LTD. DATED APRIL 26, 2004

TABLE OF CONTENTS

ARTICLE I. INTERPRETATION AND DEFINITIONS *

Section 1.1 Preamble. *

Section 1.2 Headings.. *

Section 1.3 Definitions *

ARTICLE II. Principal Terms *

Section 2.1 Selective Waiver: *

Section 2.2 Reports & Payments. *

Section 2.3 Dispute Resolution. *

ARTICLE III. Representations and Warranties *

Section 3.1 Representations and Warranties of ALO *

Section 3.2 Representations and Warranties of Teva *

ARTICLE IV. Covenants *

Section 4.1 Regulatory Filings. *

Section 4.2 Transferability of ALO ANDA. *

Section 4.3 Selective Waiver.. *

Section 4.4 Regulatory Documentation. *

Section 4.5 Cooperation. *

ARTICLE V. Indemnification and Contribution *

Section 5.1 ALO Indemnification. *

Section 5.2 Teva Indemnification. *

Section 5.3 Other Contribution. *

Section 5.4 Supply Agreement Indemnity *

Section 5.5 Claims; Notification *

ARTICLE VI. Confidentiality *

Section 6.1 General *

Section 6.2 Disclosure Required by Law. *

Section 6.3 Return of Confidential Information *

Section 6.4 Publicity, Advertising *

Section 6.5 Sole Property. *

Section 6.6 Effectiveness and Survival. *

ARTICLE VII. Termination *

Section 7.1 Termination *

Section 7.2 Effect of Termination. *

ARTICLE VIII. MISCELLANEOUS *

Section 8.1 Force Majeure *

Section 8.2 Amendments. *

Section 8.3 Press Releases; Disclosures *

Section 8.4 Suits; Litigation *

Section 8.5 Payments in U.S. Dollars *

Section 8.6 Governing Law *

Section 8.7 Notices *

Section 8.8 Entire Agreement *

Section 8.9 Independent Contractor *

Section 8.10 Successors and Assigns. *

Section 8.11 Severability *

Section 8.12 Submission to Jurisdiction. *

Section 8.13 Third Party Beneficiaries. *

Section 8.14 No Consequential Damages *

Section 8.15 Supply Agreement *

Section 8.16 Counterparts. *

EXHIBIT A 50

EXHIBIT B 53

This Selective Waiver Agreement (this "Agreement") is entered into as of April 26, 2004 by and between Alpharma, Inc., a Delaware corporation, with offices at One Executive Drive, Fort Lee, NJ 07024, ("ALO"), and Teva Pharmaceutical Industries Ltd., an Israel corporation, with offices located at 5 Basel Street, P.O. Box 3190, Petach Tikva, Israel 49131 ("Teva"). ALO and Teva are sometimes together referred to herein as the "Parties" and separately as a "Party." Certain capitalized terms used herein are defined in Section 1.3 hereof.

WHEREAS, each of ALO and Teva, through their respective Affiliates, has filed ANDAs for the Products;

WHEREAS, ALO has received final approval by the FDA of ANDA Number 75-350 for the ALO Capsule Product and has been awarded First to File Exclusivity by the FDA for such Capsule Product;

WHEREAS, ALO believes that it will receive final approval by the FDA of ANDA Number 75-694 for the ALO Tablet Product and believes that it will be awarded First to File Exclusivity by the FDA for such Tablet Product;

WHEREAS, Teva has received Tentative Approval by the FDA of the applicable ANDAs for its Products;

WHEREAS, ALO's Affiliate, Purepac Pharmaceutical Co. ("Purepac"), and Teva's Affiliate, Plantex USA, Inc. ("Plantex"), are concurrently with the execution of this Agreement entering into a certain amended and restated supply agreement of even date herewith, pursuant to which Purepac purchases the API for the Products from Plantex and Plantex sells such API to Purepac (the "Supply Agreement");

WHEREAS, this Agreement shall not become effective until the execution of both this Agreement and the Supply Agreement by all pertinent signatories;

WHEREAS, ****;

WHEREAS, ALO and Teva desire to commercially launch and thereafter sell the Products under their respective ANDAs in the Territory and thereby make the Products more quickly available to customers in the Territory; and

WHEREAS, in order to accomplish the purpose set forth in the immediately preceding clause, ALO desires to selectively waive the First to File Exclusivity for the Products in favor of Teva, and Teva desires that ALO effect such selective waiver, all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties and covenants hereinafter contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

_____________________

* Indicates that material has been omitted and filed separately with the Securities and Exchange Commission.

  INTERPRETATION AND DEFINITIONS

      Preamble. The preamble to this Agreement forms an integral part hereof.

      Headings. Section headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation of this Agreement.

      Definitions. For the purposes of this Agreement, the following words and phrases shall bear the respective meanings assigned to them below (and cognate expressions shall bear corresponding meanings):

          "Affiliates" shall mean with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person. For this purpose, "control" of a corporation or other business entity shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting interest in, or more than fifty percent (50%) in the equity of, or the right to appoint more than fifty percent (50%) of the directors or management of such corporation or other business entity, or the power to cause the direction of the management and policies of such corporation or other business entity whether by ownership of voting securities, by contract or otherwise.

          "ALO" shall mean, as hereinafter used, Alpharma, Inc. and its Affiliate Purepac Pharmaceutical, Co.

          "ALO Capsule Product" shall mean the Capsule Product that is the subject of ALO's ANDA Number 75-350.

          "ALO Final Approval" shall mean, as applicable, the final FDA approval of the ALO ANDAs for the Products (ANDA Number 75-350 and ANDA Number 75-694).

        (e) "ALO Launch Date" shall mean, as applicable, the date on which ALO or an ALO Designee makes its first commercial sale of an ALO Capsule Product or an ALO Tablet Product to an unaffiliated third party in an arms-length transaction in the Territory.

        (f) "ALO Margin" shall have the meaning set forth in Section 2.2 hereof.

        (g) "ALO Net Profits" shall mean for each of the Products sold by ALO or ALO Designees in the Territory during the Margin Period, an amount equal to Net Sales, less the aggregate cost of goods for such Products (including, without limitation, any amounts paid to Plantex for all API under the Supply Agreement) calculated by ALO in accordance with GAAP using the same methodology that ALO utilizes for the calculation of cost of goods with respect to its other generic products.

        (h) "ALO Tablet Product" shall mean the Tablet Product that is the subject of ALO's ANDA Number 75-694.

        (i) "ANDA" shall mean an Abbreviated New Drug Application filed with the FDA pursuant to its rules and regulations.

        (j) "API" shall mean the bulk active pharmaceutical ingredient, gabapentin.

        (k) "Applicable Law" shall mean the applicable laws, rules, regulations, guidelines and requirements of any Governmental Entity related to the development, registration, manufacture, importation and Marketing of the Products in the Territory.

        (l) "Approval(s)" shall mean any and all approvals, licenses, registrations or authorizations of the applicable Regulatory Authority necessary for the Marketing of the Products in the Territory.

        (m) "Authorized Generic Product" shall mean a finished pharmaceutical product for sale in the prescription drug marketplace as a generic to Neurontin® that contains the same active ingredients in the same dosage form and strength as any Product, and which is either supplied by, or sold under a license from, Pfizer, Inc. or its successors in interest.

        (n) "Capsule Product" shall mean the 100 mg, 300 mg and 400 mg generic gabapentin capsules.

        (o) "Competing Product" shall mean, respectively with regard to Capsule Products and Tablet Products, any finished pharmaceutical product for sale in the prescription drug marketplace that contains the same active ingredient in the same dosage form and strength as such Product, other than:

        Products sold by ALO or Teva, or their respective Affiliates pursuant to this Agreement;

        finished pharmaceutical products sold under the brand name Neurontin®; or

        an Authorized Generic Product.

For example, this would exclude any 100 mg, 300 mg and 400 mg gabapentin tablets that may be approved for Marketing in the Territory.

(p) "Confidential Information" shall mean and include all information which may be disclosed by either Party to the other Party either pursuant to this Agreement or the Supply Agreement or pursuant to any preceding agreement concerning the Products or the API, any technology, Marketing strategies or business of such Party, including that relating directly to any of the API or Products, and any technology generated by either Party as a result of the rights granted and obligations arising under this Agreement but shall not include information which the receiving Party can show:

(i) either is or becomes public other than as a result of the disclosure by the receiving Party; or

(ii) at the time of receipt is already in the possession of the receiving Party or becomes lawfully available to the receiving Party on a non-confidential basis from a third party entitled to make that disclosure.

(q) "Damages" shall have the meaning set forth in Section 5.1 hereof.

    "Designee" shall mean any Affiliate of ALO or Teva, as the case may be, and any of their respective licensees, distributors and similarly situated entities designated by or on behalf of such Party to Market any of the Products in the Territory; provided, however, that neither Teva nor ALO shall be considered a Designee of the other.

(s) "FDA" shall mean the United States Food and Drug Administration and all agencies under its direct control or any successor organization.

(t) ****.

(u) "First to File Exclusivity" shall mean the period of up to one hundred and eighty (180) days of Marketing exclusivity in the United States granted for each of the Products (under approved ANDAs) by the FDA under and pursuant to 21 U.S.C. Section 355(j)(5)(B)(iv) of the Federal Food, Drug and Cosmetic Act, as amended.

(v) "Force Majeure Events" shall have the meaning set forth in Section 8.1 hereof.

(w) "482 Action" shall mean any action against ALO or Teva (or their respective Affiliates) involving infringement of the 482 Patent.

(x) "482 Patent" shall mean U.S. Patent No. 6,054,482.

(y) "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

(z) "Governmental Entity" shall mean any supernational, national, foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority.

(aa) "Initial Quantities" shall mean the initial quantities of the API set forth in Schedule 1.3 (aa) hereto.

(bb) "Launch" shall mean the first commercial sale of an applicable Product by a Party to an unaffiliated third party in an arms length transaction in the Territory .

(cc) "Loss" shall have the meaning set forth in Section 5.3(a) hereof.

(dd) "Loss Products" shall have the meaning set forth in Section 5.3(a) hereof.

(ee) "Margin Period" ****.

(ff) "Market" or "Marketing" shall mean promotion, distribution, marketing, advertising and/or sale.

(gg) "MT" shall mean metric tons.

(hh) "Net Sales" shall mean the gross invoiced sales price for each Product sold on an arms-length basis directly or indirectly by the applicable Party or its Designee to unaffiliated third parties in the Territory during the payment period, less any statutory or contractual liability for rebates for such Products to be paid to or for the benefit of any government entity including, but not limited to, rebates to be paid pursuant to the Medicaid rebate legislation and state and local government rebate programs;

          ****;

          any liability to customers for rebates or fees (including, but not limited to, administrative and promotional fees) for such Product consistent with the historical experience of the Party's business;

          any adjustments granted to customers for repayments, allowances or credits for rejected, retroactive price adjustments (e.g., floorstock adjustments), reprocurement fees, damaged Product, promotional allowances, chargebacks, or other customary discounts and deductions directly related to such Product and required to be accrued in accordance with GAAP, consistent with the historical experience of the Party's business; and,

          ****.

The above deductions from gross invoice sales price shall be accrued in accordance with GAAP, with the exception of subsection (v) above. All such accruals shall be subject to the "true-up" mechanism pursuant to Section 2.2(g) hereof with the exception of subsection (v) above. Any discount, purchase of services, allowance, adjustment, rebate, management fee or wholesaler charge back for Product that is given to a customer due to the purchase of a service or product other than Product (including, without limitation, a loss-leader bundling arrangement) shall not be taken into consideration for the calculation of Net Sales.

(ii) "Person" shall mean any individual, partnership, association, corporation, limited liability company, trust, or other legal person or entity.

(jj) "Plantex" shall mean Teva's Affiliate, Plantex USA, Inc., which is a party to the Supply Agreement.

(kk) "Plantex API Net Profits" shall mean an amount equal to the net sales price for API sold by Plantex to Purepac, less the aggregate cost of goods to formulate the final API for sale under the Supply Agreement calculated by Plantex in accordance with GAAP using the same methodology that Plantex utilizes for the calculation of cost of goods with respect to similar products.

(ll) ****

(mm) "Pro Rata Portion" shall mean a fraction, the numerator of which is the greater of the number of days from (i) Teva Final Approval to the end of the first applicable Margin Period, and (ii) ****days after the ALO Launch to the end of the first applicable Margin Period, and the denominator of which is ****.

(nn) "Product" shall mean the Capsule Product and Tablet Product all of which are finished pharmaceutical products for the prescription drug marketplace and A-B Rated to Neurontin®.

(oo) "Purepac" shall mean ALO's Affiliate, Purepac Pharmaceutical, Co., which is a party to the Supply Agreement.

(pp) "Ready Date" ****.(qq) "Ready Date Notice" shall mean a written notice provided by Teva (or its Affiliate) to ALO on or after the Ready Date, requesting ALO to execute the Selective Waiver in accordance with the provisions of Section 2.1 hereof.

(rr) "Regulatory Authority" shall mean any Governmental Entity whose approval is necessary to develop, manufacture, import, use, and/or Market the Products in the Territory.

(ss) "Regulatory Documentation" shall mean all submissions to Regulatory Authorities, including clinical studies, tests, and biostudies relating to the Products, including, without limitation, all ANDAs, 505(b)(2) applications, and DMFs as well as all correspondence with Regulatory Authorities (registration and licenses, regulatory drug lists, advertising and promotion documents), adverse event files, complaint files, manufacturing records and inspection reports.

(tt) "Relinquishment" shall mean, as applicable with respect to the ALO Capsule Product and the ALO Tablet Product, the effective relinquishment by ALO (or, if applicable, its Affiliate) of its claim to First to File Exclusivity rights relating to the Products, including, without limitation, delivering a copy of the applicable relinquishment letter to the FDA in substantially the form attached hereto as Exhibit B.

(uu) "Selective Waiver" shall mean, as applicable with respect to the ALO Capsule Product and the ALO Tablet Product, the selective waiver by ALO to Teva of its claim to First to File Exclusivity rights relating to such Products, which includes ALO:

        obtaining ALO Final Approval for the applicable Product;

        making a commercial sale of the applicable Product to an unaffiliated third party in an arms-length transaction in the Territory;

        delivering a copy of the waiver letter to the FDA for the applicable Product in the form attached hereto as Exhibit A or such other version of those letters as the Parties may mutually agree; and

        cooperating with Teva in order for Teva to obtain as promptly as possible Teva Final Approval for the applicable Product, including but not limited to, refraining from taking any action that may interfere in obtaining such prompt Teva Final Approval.

        (vv) "Supply Agreement" shall mean that certain amended and restated supply agreement of even date herewith, pursuant to which Purepac purchases the API for the Products from Plantex and Plantex sells such API to Purepac.

        (ww) "Tablet Date" shall have the meaning set forth in Section 2.1(b) hereof.

        (xx) "Tablet Product" shall mean the 600 mg and 800 mg generic gabapentin tablets.

        (yy) "Tentative Approval" shall mean, as applicable, the tentative FDA approval of the Teva ANDA.

        (zz) "Territory" shall mean the United States of America, its territories, districts and possessions, and the Commonwealth of Puerto Rico.

        (aaa) "Teva" shall mean Teva Pharmaceutical Industries Ltd.

        (bbb) "Teva ANDA" shall mean, as applicable, ANDA Number 75-435 for the Capsule Product and ANDA No. 75-827 for the Tablet Product.

        (ccc) "Teva Final Approval" shall mean, as applicable, the final FDA approval of the Teva ANDA.

        (ddd) "Teva Launch Date" shall mean, as applicable, the date on which Teva or a Teva Designee makes its first commercial sale of any Product to an unaffiliated third party in an arms-length transaction in the Territory.

        (eee) "Teva Net Profits" shall mean for each of the Products sold by Teva and Teva Designees in the Territory during the Margin Period, an amount equal to the applicable Net Sales, less (i) the aggregate cost of goods for such Products (including, without limitation, for the purposes of this provision the sum of ****($****) dollars per kilogram shall be deemed the cost of the API), and (ii) the ALO Margins for such Products, calculated by Teva (or its Affiliate) in accordance with GAAP using the same methodology that it utilizes for the calculation of cost of goods with respect to its other generic products.

        (fff) "Teva USA" shall mean Teva Pharmaceuticals USA, Inc.

        (ggg) "Trigger Date" shall mean the earlier of the following dates:

        ****;

        ****; or

        ****;

****.

  Principal Terms

      Selective Waiver It is the desire and intent of the Parties that pursuant to the terms of this Agreement ALO shall make a Selective Waiver for Products to Teva (or its designated Affiliate) in exchange for certain indemnifications from Teva and payments as follows:

          Upon either (A) receipt by ALO of the Ready Date Notice from Teva for the applicable Product or (B) receipt by Teva of written notice from ALO given prior to receipt of Teva Final Approval and after the Trigger Date of ALO's decision to effect the Selective Waiver for the applicable Product, ALO shall commence and thereafter use its best commercial efforts to effect the Selective Waiver within **** business days for the Capsule Product and pursuant to Section 2.1(b) hereof for the Tablet Product. If the Launch by ALO occurs following the applicable Trigger Date or Ready Date Notice, and ALO effectuates the Selective Waiver pursuant to this section then the following shall apply:

        (i) Teva shall indemnify ALO in relation to the sales of certain Product pursuant to the contributions described in Section 5.3(a) below;

        Teva shall pay to ALO an ALO Margin of ****percent (****%) of the Net Sales of all Products which are the equivalent dosage form of the initial **** MT of API sold under a Teva ANDA during the Margin Period; and

        Teva shall pay to ALO an ALO Margin of **** percent (****%) of the Net Sales of all Products which are the equivalent dosage form of API in excess of the initial **** MT sold under a Teva ANDA during the Margin Period.

        Teva's payment obligations under subsections (ii) and (iii) above are contingent obligations in accordance with Section 2.2(a) hereof.

        (b) It is understood and agreed that subject to the truth and accuracy of ALO's representations and warranties hereunder relating to the ALO Tablet Product and its best commercial efforts to obtain an ALO Final Approval of the ALO Tablet Product, then failure by ALO to receive an ALO Final Approval of the ALO Tablet Product shall not constitute a breach of this Agreement. If, however, notwithstanding such efforts of ALO, it has not effectuated the Selective Waiver for the Tablet Product pursuant to this Agreement on the earlier of ****or **** business days after the Ready Date Notice pertinent to ALO Tablet Product (the "Tablet Date"), then the following shall apply:

            ALO and Teva shall each agree to use their best commercial efforts to take, or cause to be taken, all such further actions and to do, or cause to be done, all things reasonably necessary to promptly Launch an ALO Tablet Product in the Territory, and without limiting the foregoing, ALO shall provide to Teva on the Tablet Date its written certification as to whether, in its good faith belief, it either can or cannot obtain ALO Final Approval for the ALO Tablet Product within **** months from the Tablet Date;

            ****.

            Teva's payment obligations under this subsection are contingent obligations in accordance with Section 2.2(a) hereof.

          (c) If the Teva Final Approval for the Capsule Product and/or the Tablet Product is not obtained within **** business days of the execution of a Selective Waiver for such Product, then, upon written notice thereof to ALO from Teva, the following shall apply immediately:

                ALO shall fully cooperate with Teva to obtain the Teva Final Approval for the applicable Product; and

          (ii) ****.

          ****.

          Teva's payment obligations under this subsection are contingent obligations in accordance with Section 2.2(a) hereof.

            (d) ****.

        (e) For the sake of clarity, nothing in this Section 2.1 or otherwise shall be construed as an implied or express obligation or undertaking on the part of Teva to provide a Ready Date Notice, or to actually Launch any of the Products in the Territory if the Teva Final Approval is obtained; and except as otherwise set forth herein nothing shall be construed as an implied or express obligation or undertaking on the part of ALO to Launch any Product in the Territory at any time other than in connection with effectuating a Selective Waiver. The Parties expressly acknowledge and agree that a Force Majeure Event shall not extend, delay or otherwise waive any date or period of time set forth in Sections 2.1(b),(c) or (d).

      Reports & Payments.

          The "ALO Margin" shall mean for each of the Products sold by Teva in the Territory during the applicable Margin Period the percentages of Teva's Net Sales set forth in Section 2.1 hereof, which amounts (less any contributions that have been made pursuant to Section 5.3 hereof) shall only become payable to ALO **** business days after a ****, if any.

          If, prior to a ****, in the reasonable judgment of ALO and its accountants, ALO is required to pay any U.S. taxes on the ALO Margin notwithstanding that the payment of the ALO Margin is contingent upon a ****, Teva shall reimburse ALO the amount actually paid by ALO for such taxes within 10 business days. Any such amount paid by Teva prior to a **** shall be credited against the ALO Margin which may become payable to ALO upon a ****, and in the event of Damages to Teva (no ****) ALO shall refund to Teva the reimbursement amount paid to ALO.

          (b) Within fifteen (15) days after the end of each month during the Margin Period, Teva shall report the amount of the ALO Margin for such month. Such reports and the information contained therein shall not be disclosed to the sales and marketing personnel of ALO.

          (c) Teva shall have the sole and exclusive right to determine all terms and conditions of sale of the Products to its customers.

          (d) Each of Teva and ALO shall keep complete and accurate records and books of account containing all information required for the computation and verification of the ALO Margin, ALO Net Profits, and taxes paid by ALO on any ALO Margin (as the case may be). Teva and ALO each agrees that, at the request of the other, it will permit one or more firms of independent accountants, except any as to whom Teva or ALO reasonably objects and provided that neither Party shall hire such accountants on a contingency basis, to have access upon reasonable notice and during ordinary working hours (not more than once during the term of the Margin Periods and not more than once following "true-up" under Section 2.2(g) hereof) to such records as may be necessary to audit any payment of ALO Margin or ALO Net Profits or the foregoing tax payments by ALO. Such accountant shall not disclose to Teva or ALO or any other Person any information relating to the business of the other, except that which is necessary to inform the other of:

            the accuracy or inaccuracy of reports and payments;

            compliance or non-compliance with the terms and conditions of this Agreement; and

            the extent of any such inaccuracy or non-compliance.

      In the event that any such inspection reveals a deficiency and the Parties agree upon such deficiency, then the deficient reporting Party shall promptly pay the other Party the agreed upon deficiency, plus interest thereon at the prime rate (as reported in the Wall Street Journal) per annum. If the amount of such deficiency is in excess of $100,000 then the deficiency reporting Party shall reimburse the other Party for the reasonable and documented fees and expenses paid to such accountants, and any accountants retained pursuant to Section 2.3 below, in connection with their inspection of such period. If the Parties cannot agree within thirty (30) days of any such report upon the deficiency claimed to be revealed, the Parties shall utilize the procedure set forth in Section 2.3 below.

      (e) The obligation to provide the reports and to make the payments contemplated in this Section 2.2 and the right to conduct its audits pursuant to this Section 2.2 shall survive the termination or expiration of this Agreement until the period ending one year after such termination or expiration.

      (f) All payments of any amounts pursuant to this Agreement must be in full compliance with applicable tax withholding obligations. Each Party shall be entitled to withhold any amounts required to be withheld by any Applicable Law from the amounts payable to the other Party. A Party withholding any such amounts will provide the other Party with all relevant information and documentation with respect to the amounts so withheld.

      (g) Within one hundred and twenty (120) days after the expiration of the Margin Period, the parties agree to allow for a "true-up" calculation of the deductions from gross invoiced sales price for Products set forth in Section 1.3(hh) hereof consistent with this Section. The "true-up" calculation shall be based on actual cash paid or credits issued for sales-related deductions, plus accruals for contractual obligations arising during the Margin Period not yet paid, as described under Section 1.3(hh) hereof for the full payment period. The difference between actual cash payments or credits issued to customers and the accruals recorded for the sale deductions during the Margin Period will be adjusted and settled in cash by the relevant Party within such one hundred and twenty (120) day period. In performing the "true-up" (i) only actual chargebacks paid during the first two hundred seventy (270) day period commencing with the date of Launch shall be included and in any event such amount shall not exceed the amount of direct unit sales to wholesalers, and (ii) return allowances shall be excluded and only those price protection credits or shelf stock allowances paid within ninety (90) days of the end of the Margin Period shall be used.

      Dispute Resolution.

          If the Parties are unable to agree upon any amount payable under this Agreement, then they agree to retain a mutually acceptable, nationally recognized independent certified public accounting firm, which may not be any of the Parties' primary outside accountants, to review the relevant books and records and to submit to the Parties its written determination as to the amount in dispute and the basis for its determination. The determination by the independent accounting firm will be binding on the Parties absent manifest error.

          Any accountants retained by any Party to review amounts pursuant to this Agreement shall be paid by such Party on an hourly or fixed (rather than on a contingency) basis.

  Representations and Warranties

      Representations and Warranties of ALO. ALO hereby represents, warrants and undertakes to Teva that:

          it has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

          neither the execution and delivery of this Agreement by ALO nor its performance hereunder conflict with or result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under any of the terms or conditions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be bound, or to its best knowledge, violate any statute, law, rule, regulation, writ, injunction, judgment, order or decree of any court, administrative agency or governmental authority binding on it or any of its properties or assets, excluding any such breaches or defaults that, individually and in the aggregate, would not have an adverse effect on the full and timely performance of this Agreement or the Supply Agreement;

          this Agreement is a legal, valid and binding agreement of ALO, enforceable in accordance with its terms;

          it has not and will not, directly or indirectly, enter into any contract or any other transaction with any third party or Affiliate that conflicts or derogates from its undertakings hereunder ****;

          annexed hereto as Schedule 3.1(e) are true and complete details regarding the current status of each of the ALO ANDAs for the Products;

          ALO believes in good faith that, it is entitled to be awarded First to File Exclusivity for all of the Products;

          it has not been debarred, it is not subject to debarment, and it will not use in any capacity in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 346 of the United States Food, Drug and Cosmetic Act; and

          ****.

      Representations and Warranties of Teva. Teva hereby represents, warrants and undertakes to ALO that:

          it has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

          neither the execution and delivery of this Agreement by Teva nor its performance hereunder conflict with or result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under any of the terms or conditions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be bound, or to its best knowledge, violate any statute, law, rule, regulation, writ, injunction, judgment, order or decree of any court, administrative agency or governmental authority binding on it or any of its properties or assets, excluding any such breaches or defaults that, individually and in the aggregate, would not have an adverse effect on the full and timely performance of this Agreement or the Supply Agreement;

          this Agreement is a legal, valid and binding agreement of Teva, enforceable in accordance with its terms;

          it has not and will not, directly or indirectly, enter into any contract or any other transaction with any third party or Affiliate that conflicts or derogates from its undertakings hereunder;

          it has not been debarred, it is not subject to debarment, and it will not use in any capacity in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the United States Food, Drug and Cosmetic Act, or who is the subject of a conviction described in such section;

          ****; and

          ****.

  Covenants

      Regulatory Filings.

          Within ten (10) business days following the date hereof, each Party hereto shall file or cause to be filed with the Federal Trade Commission ("FTC") and the Department of Justice ("DOJ") any notifications required to be filed under Applicable Law. The Parties will use all commercially reasonable efforts to coordinate such filings and any responses thereto, to make such filings promptly and to respond promptly to any requests for additional information made by either of such agencies.

          Each Party reserves the right to communicate with the FTC or DOJ, as the case may be, regarding such filings, as it believes is appropriate. Each Party shall keep the other reasonably informed of such communications and shall not disclose the Confidential Information of the other without such other Party's consent (not to be unreasonably withheld).

          In the event that, to avoid commencement of an investigation, the FTC or the DOJ requests any modification of this Agreement, including any modification that would materially affect the rights or obligations of either Party hereunder, the Parties shall use best commercial efforts to address such a request by negotiating with each other in good faith a modification of this Agreement that will adequately address such requests without causing either Party to incur material change in the cost or benefit of this Agreement.

      Transferability of ALO ANDA. In the event that ALO transfers one or both of its ANDAs for the Products to a Person other than an Affiliate, all of Teva's indemnity and contribution obligations under this Agreement shall be void. Any ANDA transferee (including Affiliates) shall be subject to all of ALO's and its Affiliates obligations under this Agreement and the Supply Agreement. ALO shall not assign or transfer to any Person any ANDA for the Products during the period of time from the date hereof until the end of the Margin Periods, without the prior written consent of Teva (other than to an ALO Affiliate, provided such transfer is not reasonably anticipated to have an adverse impact on any of Teva or its Affiliates rights under this Agreement or the Supply Agreement). Any such assignee or transferee (including an ALO Affiliate) shall, as a condition to such assignment or transfer, enter into a certification with Teva pursuant to which it will agree to be bound by and shall assume, observe, perform and satisfy all covenants, agreements, restrictions, prohibitions, warranties and guarantees contained herein on the part of ALO as principal obligor; provided that no such assignment or transfer shall relieve ALO of any of such covenants, agreements, restrictions, prohibitions, warranties and guarantees contained herein and ALO shall thereupon become jointly and severally liable with such assignee or transferee for the observance, performance and satisfaction of same.

      Selective Waiver. ****.

      Regulatory Documentation. Teva shall have the right, upon ten (10) days notice to ALO, to review ALO's ANDA for the Tablet Product and review all Regulatory Documentation related to the foregoing, in each case not more than once during the period commencing upon the date this Agreement is executed and ending upon the earlier of (i) the date the Selective Waiver for the applicable ALO Product is effectuated under Section 2.1 hereof; or (ii) with respect to ALO Tablet Product, the date ALO effects Relinquishment thereof under Section 2.1(b)(ii) hereof. ALO and its Affiliates shall promptly inform Teva of any correspondence and other Regulatory Documents received from Regulatory Authorities (including, without limitation, the FDA) which may impact the Capsule Product ANDA or Tablet Product ANDA or any of Teva's rights hereunder (including, without limitation, approvals, First to File Exclusivity status, and Selective Waiver) and, upon the reasonable request of Teva, provide Teva with copies of same and any other materials, information, access to its facilities and such other cooperation as is reasonably requested. Teva shall not disclose any of the foregoing, which is Confidential Information, to its sales or marketing personnel.

      Cooperation. Each of the Parties shall use its best commercial efforts to take, or cause to be taken, all such further actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable, the transactions contemplated by this Agreement, including, but not limited to, (i) obtaining all Approvals and consents from any Governmental Entity and other third parties, and submitting all Regulatory Documentation required for the consummation of the transactions under and as contemplated by this Agreement, and (ii) following delivery of the request of Selective Waiver by ALO to the FDA, cooperate with the FDA so that it issues the Teva Final Approval of the Teva ANDAs as soon as practicable.

  Section 4.6 ****.

  Indemnification and Contribution

      ALO Indemnification. ALO covenants and agrees to indemnify, defend and save Teva, its Affiliates and their respective directors, officers, employees, servants and agents (collectively the "Teva Indemnitees") harmless from and against any and all losses, liabilities, damages, costs and expenses, including reasonable attorney's fees and disbursements (collectively, "Damages") incurred by any Teva Indemnitees, in connection with any and all suits, investigations, claims or demands by third parties resulting from or arising out of ALO's breach or misrepresentation under this Agreement.

      Teva Indemnification. Teva covenants and agrees to indemnify, defend and save ALO and its directors, officers, employees, servants and agents (collectively, the "ALO Indemnitees") harmless from and against any Damages incurred by any ALO Indemnitees, in connection with any and all suits, investigations, claims or demands by third parties resulting from or arising out of Teva's or its Affiliate's breach or misrepresentation under this Agreement.

      Other Contribution.

      ****.

      Supply Agreement Indemnity. The Parties acknowledge and agree that if and to the extent that the indemnification obligations under the Supply Agreement relate to the 482 Action then to the extent set forth in this Agreement the applicable provisions of this Article V shall apply, otherwise the indemnity provisions of the Supply Agreement shall apply.

      Claims; Notification. As soon as a Party becomes aware of the possibility of a claim involving indemnification or contribution under this Article V, such Party shall provide prompt written notice to the other Party, and the Parties shall fully cooperate on the litigation strategy and tactics, including the defense of any such claims. Each of the Parties agrees to provide all reasonable information and assistance to such defense.

  Confidentiality

      General. Each of the Parties agrees that:

          it will not disclose any Confidential Information of the other to any third party at any time without the prior written consent of the disclosing Party;

          it will not make use of any Confidential Information of the other Parties for any purpose other than for the purposes set forth in, or in furtherance of the transactions contemplated by this Agreement; and/or it will use all commercially reasonable efforts to prevent unauthorized publication or disclosure by any person of such Confidential Information including requiring its employees, consultants or agents to enter into similar confidentiality agreements in relation to such Confidential Information.

      Disclosure Required by Law. Notwithstanding the provisions of Section 6.1 hereof, each Party shall be permitted to disclose Confidential Information to the FDA or to any other Governmental Entity if in its reasonable judgment it is otherwise required by Applicable Law or court order. With respect to any such proposed disclosure each Party shall share such proposed disclosure in advance with the other Party and shall take into account in good faith the comments, if any, made by such Party and shall, at the request of such Party, cooperate with such Party in seeking to restrain (by injunctive or other relief) any such disclosure or portion thereof.

      Return of Confidential Information. At the request of the disclosing Party, all Confidential Information in any form will be returned to the Party who disclosed the Confidential Information within thirty (30) days of the termination or expiration of this Agreement, save for the retention of one copy of the Confidential Information by each receiving Party as a record of the receiving Party's ongoing confidentiality obligations under this Agreement.

      Publicity, Advertising. No Party shall use the name of any other Party in any publicity or advertising nor, except as required by law or court order, publicly disclose information related to this Agreement or the terms and conditions hereof without the prior written consent of such other Party.

      Sole Property. Each of the Parties agrees that all Confidential Information that it receives from the other Party and/or its Affiliates in connection with the Products and the API is the sole property of the disclosing Party and shall be used by it only in accordance with the terms and provisions of this Agreement.

      Effectiveness and Survival. This Article VI shall survive the termination or expiration of this Agreement.

  Termination

      Termination. This Agreement may be terminated at any time:

          by any Party if the other Party shall have materially breached any of its representations, warranties or covenants contained in this Agreement, which are not cured or cannot be reasonably expected to be cured within thirty (30) days of notice of such breach by the other Party;

          by any Party if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a final non-appealable order, judgment or decree or taken any other action having the effect of permanently restraining or enjoining or otherwise permanently prohibiting the transactions contemplated by this Agreement;

      (c) by any Party if, before the Launch of a Product, a final non-appealable decision or judgment is entered by the appropriate court holding that ALO infringes the 482 Patent;

      (d) by either Party, upon written notice, if the other Party ceases to function as a going concern, makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, has an involuntary petition in bankruptcy filed against it that is not dismissed within sixty (60) days, admits in writing its inability to pay its debts as they become due or if an encumbrances takes possession, custody or control or a receiver is appointed over substantially all of the property or assets of such other Party. All rights and licenses granted under or pursuant to this Agreement by ALO to Teva are, for all purposes of Section 365(n) of Title 11, U.S. Code (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined in the Bankruptcy Code. As a licensee of such rights under this Agreement, Teva shall retain, and may fully exercise, all of its rights and elections under the Bankruptcy Code. If a Bankruptcy Code case is commenced by or against a Party (the "Bankruptcy Party"), and this Agreement is rejected as provided in the Bankruptcy Code, and the Bankruptcy Party elects to retain its rights hereunder as provided in the Bankruptcy Code, then the Bankruptcy Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Bankruptcy Code trustee) shall take such steps as are necessary to permit the other Party to exercise its rights under this Agreement. All rights, powers and remedies of the non-Bankruptcy Party provided under this provision are in addition to, and not in substitution for, any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Code) in the event of any such commencement of a bankruptcy proceeding by or against a Bankruptcy Party; or

      (e) by a Party if the other Party is undergoing a Force Majeure Event affecting a material obligation hereunder for a continuous period of or more.

      Effect of Termination. The termination of this Agreement by any Party pursuant to Section 7.1 hereof shall be in addition to any rights or remedies available at law, in equity or otherwise to the terminating Party.

  MISCELLANEOUS

      Force Majeure

          Except as otherwise provided in this Agreement, no Party shall be liable for non-performance or delay in the fulfillment of its obligations (other than payment obligations hereunder) when any such non-performance or delay shall be occasioned by any unforeseeable cause beyond the reasonable control of the Parties, as the case may be, including without limitation, acts of God, fire, flood, earthquakes, explosions, sabotage, strikes, or labor disturbances (regardless of the reasonableness of the demands of the labor force), civil commotion, riots, military invasions, wars, failure of utilities, failure of carriers, or any acts, restraints, requisitions, regulations, or directives issued by a competent government authority ("Force Majeure Events").

          In the event that any Party is prevented from discharging its obligations under this Agreement on account of a Force Majeure Event, such Party shall notify the other Party forthwith, and shall nevertheless make every endeavor, in the utmost good faith, to discharge its said obligations, even if in a partial or compromised manner.

      Amendments. The terms and provisions of this Agreement may be modified or amended, or any of the provisions hereof waived, temporarily or permanently, only in a writing executed and delivered by the Parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

      Press Releases; Disclosures. Any and all press releases, publicity or other form of public written disclosures relating to this Agreement shall be mutually agreed to by the Parties (the consent of a Party not to be unreasonable withheld or unduly delayed and in any event a Party shall respond within two (2) business days of receiving a request, failing which it shall be deemed to have consented) including, if applicable, the time of release of such public written disclosures as well as the content of such public written disclosures. Nothing herein shall preclude a Party from making such disclosures as it reasonable deems necessary to comply with the requirements of any Governmental Entity, Applicable Law or a court. To the extent practicable the Party making the release or announcement shall, before making any such release or announcement, afford the other Party a reasonable opportunity to review and comment. Any copy of this Agreement to be filed with the Securities and Exchange Commission or any other Governmental Entity shall be redacted pursuant to Applicable Law and to the reasonable satisfaction of the Parties; provided, however, in the event that the Securities and Exchange Commission or other Governmental Entity, as applicable, objects to the redaction of any portion of this Agreement after the initial submission, the filing Party shall inform the other Party of the objections and shall in good faith respond to the objections in an effort to limit the disclosure required by the Securities and Exchange Commission or Governmental Entity, as applicable. Furthermore, the Parties shall comply with the requirements of Section 6.2 hereof.

      Suits; Litigation. In the event that there are any claims, actions, demands or suits by a third party, attempting to invalidate this Agreement in any manner whatsoever, Teva and ALO agree to vigorously defend such claims, actions, demands or law suits and each of Teva and ALO shall bear its own legal cost in such defense and will cooperate with each other in any such defense. In the event that there are any claims, actions, demands or suits by a third party, attempting to invalidate ALO's entitlement to First to File Exclusivity, Teva shall, upon the reasonable request and at the expense of ALO, assist ALO in defending such action, and provided ALO is not in breach of any of its material obligations hereunder, Teva shall not take any action that would invalidate ALO's entitlement to First to File Exclusivity.

      Payments in U.S. Dollars. All payments required to be paid under this Agreement shall be made in lawful currency of the United States.

      Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof.

      Notices. Each notice, demand or other communication to be given or made hereunder shall be made in writing and may be made by facsimile transmission. Any notice, demand or other communication or document to be given, made or delivered by one Party to the other pursuant to this Agreement shall (unless that Party has by prior notice specified another address or fax number) be given, made or delivered to the other Parties addressed as follows:

      If to ALO: Alpharma, Inc
      14 Commerce Drive, Suite 301

      Cranford , NJ 07016
      Attention: President Global Human Pharmaceuticals
      Telephone: 908.653.8114
      Facsimile: 908.653.8110

      With a copy to: Alpharma, Inc
      One Executive Drive
      Fort Lee, NJ 07024
      Attention: Chief Legal Officer
      Telephone: 201.228.5022
      Facsimile: 201.592.1481

      If to Teva: Teva Pharmaceutical Industries Ltd.
      5 Basil Street
      P.O. Box 3190
      Petach Tikva, Israel 42131
      Attention: President & CEO
      Telephone: 011 972-3-9367-208
      Facsimile: 011 972-3-9246-026

      With a copy to: Teva Pharmaceuticals Industries Ltd.

      5 Basil Street
      P.O. Box 3190
      Petach Tikva, Israel 42131
      Attention: General Counsel
      Telephone: 011-972-3-926 7297
      Facsimile: 011-972-3-926 7429

      Teva Pharmaceuticals USA, Inc.

      1090 Horsham Road
      North Wales, Pennsylvania 19454
      Attention: Senior Vice President and General Counsel
      Telephone: (215) 591-3000
      Facsimile: (215) 591-8813

      Any notice, demand or other communication so addressed to any Party to this Agreement shall be deemed to have been delivered (i) in the case of any notice, demand or other communication made by confirmed facsimile transmission, when dispatched or (ii) in all other cases upon receipt.

      Entire Agreement. Except for the Supply Agreement, this Agreement embodies the entire agreement between the Parties hereto with respect to the subject matter provided herein.

      Independent Contractor. Nothing herein shall constitute the Parties hereto as principal and agent or as partners or joint venturers. Each Party hereto is an independent contractor with respect to the other.

      Successors and Assigns. The terms and provisions hereof shall inure to the benefit of, and be binding upon, ALO, Teva and their respective successors and permitted assigns. Neither ALO or Teva shall assign this Agreement or any part of it to any third party without the prior written consent of the other; provided, however, that Teva may, without obtaining the consent of ALO, assign this Agreement or delegate any of its rights or obligations hereunder to any of its Affiliates, provided that Teva agrees to remain primarily liable for the full and timely performance by such Affiliate of all its obligations hereunder.

      Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the Parties hereby waive any provision of law, which renders any provision of this Agreement prohibited or unenforceable in any respect. Should any provision of this Agreement be so held to be prohibited or unenforceable, such provision, if permitted by law, shall be considered to have been superseded by a legally permissible and enforceable clause which corresponds most closely to the intent of (including the respective economic impact upon) the Parties as evidenced by the provision held to be prohibited or unenforceable.

      Submission to Jurisdiction. Each of ALO and Teva hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Federal Courts of the Southern District of New York or the state courts of the Supreme Court, New York County, for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating hereto or thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any litigation brought against it in any such court. Each of the Parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the Southern District of the State of New York or the United States of America, in each case located in the New York County, hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

      Third Party Beneficiaries. No section of this Agreement is intended to confer upon any Person other than the Parties and their Affiliates any rights or remedies hereunder.

      No Consequential Damages. Except (a) in the event of and limited to the extent of Damages awarded to a third party in connection with the indemnification and contribution provisions set forth in Sections 5.1, 5.2 or 5.3 above, and (b) with respect to a willful breach by ALO to timely effectuate the Selective Waiver pursuant to Section 2.1 hereof or Plantex's willful breach to timely provide ALO with Initial Quantities, no Party shall be liable to the other Party for special, indirect, incidental, consequential damages or lost profits, whether in contract, warranty, negligence, tort, strict liability or otherwise, arising out of the manufacture, Marketing, or use of the Products. For purposes of clarity, Teva hereby explicitly agrees to be responsible for any willful breach by Plantex to timely provide ALO with Initial Quantities including special, indirect, incidental, consequential damages or lost profits whether in contract, warranty, negligence, tort, strict liability or otherwise, arising out of the failure to timely provide such Initial Quantities.

      Supply Agreement. Concurrently with the execution of this Agreement, Purepac and Plantex are duly executing the Supply Agreement.

      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same instrument. This Agreement may be delivered by facsimile transmission and receipt of facsimile copy of any Party's signature shall be considered to be receipt of an original copy thereof; provided that any Party executing this Agreement by facsimile shall, as soon as practicable following execution of this Agreement, provide an originally executed counterpart of this Agreement to the other Parties.

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the date first written above.

ALPHARMA, INC.

By: /s/ Fredrick J. Lynch
Name: Fredrick J. Lynch
Title: President, Generic Pharmaceuticals

TEVA PHARMACEUTICAL INDUSTRIES LTD.

By: /s/ Israel Makov
Name: Israel Makov
Title: President & CEO

By: /s/ Arik Yaari
Name: Arik Yaari
Title: Vice President API Division